Exhibit 99.1

For: J. Crew Group

Contact:
James Scully
Chief Financial Officer
(212) 209-8040

Allison Malkin
Integrated Corporate Relations
(203) 682-8225

FOR IMMEDIATE RELEASE

J. Crew Group, Inc. Announces Prepayment of Credit Agreement

and Redemption of Preferred Stock

NEW YORK (July 13, 2006) — J. Crew Group, Inc. (the “Company”) announced today that, on July 12, 2006, J. Crew Operating Corp. (“Operating”) made a $35 million voluntary prepayment of the Credit and Guaranty Agreement (the “Credit Agreement”) by and among Operating, as borrower, the Company and certain of Operating’s direct and indirect subsidiaries as guarantors, certain lenders named in the Credit Agreement, Goldman Sachs Credit Partners L.P. and Bear, Stearns & Co. Inc. as joint lead arrangers and joint bookrunners, Goldman Sachs Credit Partners L.P. as administrative agent and collateral agent, Bear Stearns Corporate Lending Inc. as syndication agent and Wachovia Bank, National Association as documentation agent.

In addition, the Company announced that today it redeemed all $92.8 million liquidation value of its Series A 14 1/2% Cumulative Preferred Stock (the “Series A Preferred Stock”) and all $32.5 million liquidation value of its Series B 14 1/2% Cumulative Redeemable Preferred Stock (together with the Series A Preferred Stock, the “Preferred Stock”) at 100% of liquidation value, as well as paid accumulated and unpaid dividends of $306.4 million on the Preferred Stock. Series A Preferred Stock held by TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P., investment funds affiliated with Texas Pacific Group, the Company’s largest shareholder, was redeemed with 3.7 million shares of common stock of the Company pursuant to a prior agreement.

J. Crew Group, Inc. is a nationally recognized retailer of men’s and women’s apparel, shoes and accessories. J. Crew products are distributed through the Company’s 166 retail stores and 49 factory stores, the J. Crew catalog, and the Company’s internet website at www.jcrew.com.

The listing requirements of the New York Stock Exchange require the Company to disclose that additional information is available upon which the New York Stock Exchange relied to list the Company, and is included in the Company’s listing application. Such information is available to the public upon request.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including competitive pressures in the apparel industry, changes in levels of consumer spending or preferences in apparel and acceptance by customers of the Company’s products, overall economic conditions, changes in key personnel, the Company’s ability to expand its store base and product offerings, governmental regulations and trade restrictions, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms, the level of the Company’s indebtedness and exposure to interest rate fluctuations, and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.